Exhibit E

1)	Incapital Holdings LLC holds 99.9% of voting securities of Incapital LLC.

2)	Officers of Incapital LLC.

John S. Radtke, CEO
May 25, 2005 to present
John Radtke joined the firm in 2005 and is the firm’s Chief Executive Officer.

Phillip E. Johnson, President, Treasurer& COO
July 5, 2000 to present
Phil Johnson joined the firm in July 2000 and is the firm’s President.

A. Brad Busscher, General Counsel
June 1, 2009 to present
Brad Busscher is joined the firm in 2009 and is the firm’s General Counsel.  Prior to joining Incapital, Mr. Busscher served as General Counsel of Mesirow Financial.

Thomas J. Belka, Controller, Executive Director
October 10, 2000 to present
Tom Belka joined the firm in 2000 and is the firm’s Controller.

Brandon L. Klerk, Chief Compliance Officer
November 29, 2010 to present
Brandon Klerk joined the firm in 2010 and is the firm’s Chief Compliance Officer.  Prior to joining Incaptial, Mr. Klerk held positions with Financial Industry Regulatory Authority and was Chief Compliance Officer of ODL Securities.

Joseph J. Novak, Chief Administrative Officer
August 3, 1999 to present
Joseph Novak joined Incapital in August 1999 and is the firm’s Chief Administrative Officer and Head of Human Resources.